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                             Verizon Delaware Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                               Years Ended December 31,
                                                       ----------------------------------------------------------------------------
(Dollars in Thousands)                                          2001           2000           1999            1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
  extraordinary item                                        $ 56,402       $ 66,040       $ 81,553        $ 68,650       $ 58,471
Equity in loss (income) from affiliates                       15,229          1,965            (60)            ---            ---
Dividends received from equity affiliate                          57             80             60             ---            ---
Interest expense                                               9,274         10,108          8,429           9,493          9,287
Portion of rent expense representing interest                  3,979          1,993          1,882           1,713          2,258
Amortization of capitalized interest                             398            391            352             310            254
                                                       ----------------------------------------------------------------------------
Earnings, as adjusted                                       $ 85,339       $ 80,577       $ 92,216        $ 80,166       $ 70,270
                                                       ============================================================================

Fixed charges:
Interest expense                                            $  9,274       $ 10,108       $  8,429        $  9,493       $  9,287
Portion of rent expense representing interest                  3,979          1,993          1,882           1,713          2,258
Capitalized interest                                             993            634            420             944            428
                                                       ----------------------------------------------------------------------------

Fixed Charges                                               $ 14,246       $ 12,735       $ 10,731        $ 12,150       $ 11,973
                                                       ============================================================================

Ratio of Earnings to Fixed Charges                              5.99           6.33           8.59            6.60           5.87
                                                       ============================================================================
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